As filed with the Securities and Exchange Commission on November 23, 2022

Registration No. 333-195958
Registration No. 333-202137
Registration No. 333-209781
Registration No. 333-216280
Registration No. 333-223162
Registration No. 333-229694
Registration No. 333-236422
Registration No. 333-253109
Registration No. 333-262763

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to:
Form S-8 Registration Statement No. 333-195958
Form S-8 Registration Statement No. 333-202137
Form S-8 Registration Statement No. 333-209781
Form S-8 Registration Statement No. 333-216280
Form S-8 Registration Statement No. 333-223162
Form S-8 Registration Statement No. 333-229694
Form S-8 Registration Statement No. 333-236422
Form S-8 Registration Statement No. 333-253109
Form S-8 Registration Statement No. 333-262763

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zendesk, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-4411091 (I.R.S. Employer Identification No.)

989 Market Street
San Francisco, California 94103
(Address of Principal Executive Offices, Including Zip Code)

ZENDESK, INC. 2014 STOCK OPTION AND INCENTIVE PLAN
ZENDESK, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN
ZENDESK, INC. 2009 STOCK OPTION AND GRANT PLAN
(Full Title of the Plan)

Shanti Ariker
General Counsel, Corporate Secretary and Chief Privacy Officer
Zendesk, Inc.
989 Market Street
San Francisco, California 94103
(415) 418-7506
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Amber Banks, Esq. Brian Mangino, Esq Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	Shanti Ariker, Esq. Zendesk, Inc. 989 Market Street San Francisco, California 94103 (415) 418-7506

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	filer Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed with the Securities and Exchange Commission by Zendesk, Inc., a Delaware corporation (the “Registrant”):

●
Registration Statement No. 333-195958, filed on May 14, 2014, registering 8,459,621 shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, 3,625,000 shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan, 14,713,152 shares of common stock, $0.01 par value per share, for issuance pursuant to stock option awards outstanding under the Zendesk, Inc. 2009 Stock Option and Grant Plan, and 2,645,100 shares of common stock, $0.01 par value per share, for issuance pursuant to restricted stock unit awards outstanding under the Zendesk, Inc. 2009 Stock Option and Grant Plan.

●
Registration Statement No. 333-202137, filed on February 17, 2015, registering 3,778,853 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, and 755,770 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan.

●
Registration Statement No. 333-209781, filed on February 29, 2016, registering 4,516,051 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, and 903,210 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan.

●
Registration Statement No. 333-216280, filed on February 27, 2017, registering 4,832,808 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, 966,561 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan, 720,000 shares of common stock, $0.01 par value per share, for issuance under the inducement stock option awards granted on May 6, 2016, and 480,000 shares of common stock, $0.01 par value per share, for issuance under the inducement restricted stock unit awards granted on May 6, 2016.

●
Registration Statement No. 333-223162, filed on February 22, 2018, registering 5,156,058 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, and 1,031,211 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan.

●
Registration Statement No. 333-229694, filed on February 14, 2019, registering 5,401,821 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, and 1,080,364 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan.

●
Registration Statement No. 333-236422, filed on February 13, 2020, registering 5,653,967 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, and 1,130,793 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan.

●
Registration Statement No. 333-253109, filed on February 16, 2021, registering 5,874,332 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, and 1,174,866 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan.

●
Registration Statement No. 333-262763, filed on February 16, 2022, registering 6,079,780 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Pan, and 1,215,956 additional shares of common stock, $0.01 par value per share, for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan.

Pursuant to the Agreement and Plan of Merger, dated as of June 24, 2022, by and among the Registrant, Zoro BidCo, Inc., and Zoro Merger Sub, Inc., Zoro Merger Sub, Inc. merged with and into the Registrant, (the “Merger”) on November 22, 2022, with the Registrant surviving the Merger as a wholly owned subsidiary of Zoro BidCo, Inc.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 23, 2022.

Zendesk, Inc.

By:	/s/ Shanti Ariker
Name: Shanti Ariker
Title: General Counsel, Corporate Secretary and Chief Privacy Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.